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                                                                  EXHIBIT 21.1

                             Inktomi Corporation
                                Subsidiaries


Inktomi Limited, a corporation organized under the laws of the United Kingdom, doing business as "Inktomi Limited."

Inktomi Japan KK, a corporation organized under the laws of Japan, doing business as "Inktomi Japan KK."

C2B Technologies, Inc., a Delaware corporation, doing business under the name "Inktomi Corporation."

Impulse! Buy Network, Inc., a California corporation, doing business under the name "Inktomi Corporation."

WebSpective Software, Inc., a Delaware corporation, doing business under the name "Inktomi Corporation."